Exhibit 10.1
SECOND AMENDMENT TO LOAN AGREEMENT
THIS SECOND AMENDMENT TO LOAN AGREEMENT dated as of September 30, 2010 (the “Second Amendment”), is by and between IPG PHOTONICS CORPORATION, a Delaware corporation with a principal place of business at 50 Old Webster Road, Oxford, Massachusetts 01540 (the “Borrower”) and BANK OF AMERICA, N.A., a national banking association with an office at 100 Front Street, Worcester, Massachusetts 01608 (the “Bank”).
WITNESSETH:
WHEREAS, the Borrower and the Bank entered into a Loan Agreement dated as of June 4, 2008, as amended by a First Amendment to Loan Agreement dated as of February 25, 2010 (together, the “Agreement”); and
WHEREAS, the Borrower and the Bank have agreed to certain modifications to the Agreement, subject to the terms and conditions of this Second Amendment.
NOW, THEREFORE, in consideration of the agreements contained in this Second Amendment and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:
A. Amendments to the Agreement.
     1. Definitions. (a) The following defined terms are added to Article 1.0 of the Agreement:
““Amendment Date” means September 30, 2010.
“Net Cash” mean the sum of cash, cash equivalents and marketable securities less Funded Debt.
“Restricted Payment” means any dividends, or make any other payment or distribution by a person on account of its capital stock or the capital stock of a subsidiary.”
     The definitions of “EBITDA”, “Funded Debt”, “Maturity Date”, “Revolving Credit Termination Date” and “Swap Contract” set forth in Article 1.0 of the Agreement are restated to read as follows:
““EBITDA” means, for any applicable fiscal period, calculated on a consolidated basis, net income less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest, plus accrued interest with respect to any put or call rights of the Borrower, plus depreciation, depletion, amortization and other non-cash charges, all as determined in accordance with GAAP.

“Funded Debt” means the sum of all Indebtedness for borrowed money of the Borrower on a consolidated basis (including, without limitation, all Obligations) net of inter-company indebtedness.
“Maturity Date” means, with respect to the Term Note, June 30, 2015 or such later date as is agreed to by the Bank in a written instrument executed by a duly authorized officer of the Bank.
“Revolving Credit Termination Date” means, with respect to the Revolving Credit Note, June 30, 2015 or such other date as is agreed to by the Bank in a written instrument executed by a duly authorized officer of the Bank, provided that the Borrower may elect to terminate this Agreement upon at least fifteen (15) days prior written notice to the Bank and full, final and indefeasible payment of all the then outstanding Obligations.”
“Swap Contract” means an interest rate swap agreement with respect to the Term Note to be entered into by the Borrower no later than October 15, 2010, in a form and with a counterparty acceptable to the Bank it its sole discretion.””
     2. Credit Facilities. Section 2.07 of the Agreement is restated to read as follows:
“2.07 Revolving Credit Facility Fee.
The Borrower shall pay to the Bank, quarterly in arrears, as of the last day of each and every calendar quarter, a fee calculated at an annual rate based upon a 360-day year for the actual number of days outstanding, for each quarter, based on a percentage of the average unused portion of the Revolving Credit Loan Commitment (the “Revolving Credit Facility Fee”). Notwithstanding the foregoing, the percentage to be used in calculation of the Facility Fee shall increase or decrease based upon the ratio of Funded Debt to EBITDA, as follows:

Ratio of Funded Debt to EBITDA	Unused Facility Fee
less than 1.0 to 1.0	.25%
equal to or greater than 1.0 to 1.0, but less than 1.5 to 1.0	.30%
equal to or greater than 1.5 to 1.0	.35%”
     3. Restricted Distributions. Section 5.02(F) of the Agreement is restated to read as follows:

(F) Neither the Borrower nor any Subsidiary (other than a wholly owned Subsidiary of the Borrower) will declare or pay any Restricted Payment if, at the time of both declaration and payment of such Restricted Payment and immediately after giving effect to the payment thereof:
     (i) an Event of Default shall have occurred and be continuing; and
     (ii) either (a) the Net Cash of Borrower shall be less than $30,000,000 and the ratio of Funded Debt to EBITDA shall be less than 1.50:1.00, or (b) the Net Cash of Borrower shall be less than $40,000,000 and the ratio of Funded Debt to EBITDA shall be equal to or greater than 1.50:1.00.
Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:
(a)	The payment of any dividend within sixty (60) days after the date of declaration of such dividend if the payment of such dividend would have been permitted on the date of declaration;

(b)	the acquisition of any shares of capital stock of the Borrower or its Subsidiaries either (A) to the extent that such exchange shall be for shares of capital stock of the Borrower or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of capital stock of the Borrower; or

(c)	repurchases by the Borrower of capital stock of the Borrower from current or former officers, directors, employees and consultants of the Borrower or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Borrower, or pursuant to the terms of any agreement under which such capital stock was issued or any agreement with respect to such consulting arrangement, in an aggregate amount not to exceed $1,000,000 in any calendar year and not to exceed $5,000,000 in the aggregate during the term of the Loans.
B. Representations and Warranties. The Borrower hereby represents and warrants that:
     1. No Event of Default pursuant to the Agreement has occurred and is continuing, and no event has occurred and is continuing that, but for the giving of notice or the passage of time or both, would constitute an Event of Default;
     2. No material adverse change has occurred in the business prospects, financial condition, or results of operations of the Borrower since the most recent financial statements provided to the Bank through the date hereof; and

     3. Except as has been disclosed to the Bank by the Borrower in writing on or before the date hereof, each of the representations, warranties and covenants contained in the Agreement is true and correct in all respects as if made on and as of the date hereof except to the extent any such representation and warranty pertains to a specific date other than the date hereof.
C. Ratification of Obligations. All Obligations of the Borrower to the Bank are hereby ratified and confirmed. The Agreement, as amended hereby, shall remain in full force and effect pursuant to its terms and provisions as set forth therein. This Second Amendment shall not extinguish, terminate or impair any of the Obligations of the Borrower, whether under the Agreement, the Notes or otherwise. This Second Amendment does not, and shall not be construed so as to subordinate, release or impair the priority of any mortgage, security interests or liens held by the Bank on any assets of the Borrower.
D. Facility Fee. In consideration of the accommodations provided to the Borrower by the Bank as set forth in this Second Amendment, the Borrower agrees to pay to the Bank, contemporaneously with execution of this Second Amendment, a facility fee in the amount of $100,000.00 (the “Facility Fee”).
E. Bringdown. The Borrower hereby certifies to the Bank that:
     1. since June 4, 2008 (the “Closing Date”) to and including the date hereof, there have been no amendments to or changes in the Articles of Incorporation, Foreign Corporation Certificate or By-Laws of the Borrower as attached to the Secretary’s Certificate dated the Closing Date and delivered to the Bank on or about the Closing Date;
     2. nothing has occurred which would lead the Secretary of the State of Delaware or the Secretary of The Commonwealth of Massachusetts to refuse to issue a certificate of legal existence and good standing and a certificate of good standing, respectively, as of the date of this Second Amendment;
     3. all taxes required to be paid or withheld and deposited by the Borrower as of the date of this Second Amendment have been paid or withheld; and
     4. the resolutions adopted by the Borrower and attached to the Secretary’s Certificate dated the Closing Date and delivered to the Bank on or about the Closing Date have not been rescinded or amended, remain in full force and effect and apply to this Second Amendment.
F. Acknowledgement. The Borrower hereby acknowledges and agrees that it knows of no claim, cause of action, defense, right of setoff or recoupment or counterclaim against the Bank with respect to the Agreement, the Notes, the Obligations or any related loan documents as of the date hereof.
G. Continued Effectiveness. The Agreement, as hereby amended, and shall remain in full force and effect pursuant to its terms and provisions as set forth therein.

H. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the same meanings set forth in the Agreement.
IN WITNESS WHEREOF, each of the parties hereto have duly caused this Second Amendment to be executed by its duly authorized representative as a sealed instrument as of the day and year first above written.

IPG PHOTONICS CORPORATION

/s/ Kacey L. Richards	By:	/s/ Timothy P.V. Mammen
Witness		Timothy P.V. Mammen,
Vice President and Chief Financial Officer

BANK OF AMERICA, N. A.

/s/ Todd Mandella	By:	/s/ John B. Desmond
Witness		John B. Desmond,
Senior Vice President
THE COMMONWEALTH OF MASSACHUSETTS
Worcester, ss.
     On this 30th day of September, 2010, before me, the undersigned notary public, personally appeared Timothy P.V. Mammen, Vice President and Chief Financial Officer of IPG Photonics Corporation, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state governmental agency, ☐ oath or affirmation of a credible witness, ☒ personal knowledge of the undersigned, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Vice President and Chief Financial Officer of IPG Photonics Corporation.
/s/ Cornelia J. Couture
Notary Public
My Commission Expires:

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